UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 10, 2011

VIRGIN MEDIA INC.

(Exact name of Registrant as specified in its charter)

Delaware	File No. 000-50886	59-3778427
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

909 Third Avenue, Suite 2863, New York, New York 10022

(Address of principal executive offices) (Zip Code)

Registrant’s Telephone Number, including Area Code: (212) 906-8440

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.  Other Events

On November 11, 2011, Virgin Media Inc. (“Virgin Media”) announced the completion of its US$250 million capped accelerated stock repurchase program (the “ASR Program”) previously announced on September 8, 2011 and initiated a new US$300 million capped accelerated stock repurchase program (the “New ASR Program”).

Under the completed ASR program, which was conducted between September 8, 2011 and November 8, 2011, Virgin Media paid US$250 million (£156.6 million) to Goldman, Sachs & Co. (“Goldman Sachs”) from available cash on hand and received 10,117,712 shares of Virgin Media common stock. The average purchase price per share of common stock was determined to be $24.71. As of November 11, 2011, after giving effect to the cancellation of these shares, the number of shares of common stock issued and outstanding would be 299,978,540.

Virgin Media will now pay US$300 million (£188.0 million) to Goldman Sachs from available cash on hand to repurchase more outstanding shares of Virgin Media common stock under the New ASR Program. Virgin Media expects to receive a substantial majority of these shares on November 15, 2011. The specific number of shares that Virgin Media ultimately will repurchase under the New ASR Program will be based generally on the daily volume-weighted average share price of Virgin Media common stock over the duration of the New ASR Program, subject to a cap provision that establishes a minimum number of repurchased shares. The minimum share number will depend upon the daily volume-weighted average share price of Virgin Media’s common stock during an agreed initial period, subject to extension or reduction as permitted under New ASR Program. Final settlement is scheduled to occur on February 22, 2012, although the actual completion date may, within certain limits, be accelerated at the discretion of Goldman Sachs or, under certain circumstances, extended. At settlement, under certain circumstances, Virgin Media may be entitled to receive additional shares of Virgin Media common stock from Goldman Sachs, or, under certain limited circumstances, Virgin Media may be required to deliver shares or make a cash payment (at its option) to Goldman Sachs. Goldman Sachs is expected to purchase Virgin Media common stock in the open market on its own behalf. All the repurchased shares delivered to Virgin Media will be held in treasury or cancelled.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 14, 2011	VIRGIN MEDIA INC.

	By:	/s/ Scott Dresser
Scott Dresser
Secretary